UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities

Exchange Act of 1934

October 7, 2005

Date of Report (Date of earliest event reported)

METALDYNE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12068	38-2513957
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

47659 Halyard Drive, Plymouth, Michigan 48170

(Address of principal executive offices)

(734) 207-6200

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication s pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 7, 2005, the disinterested members of the Board of Directors of Metaldyne Corporation (the “Company”) approved certain modifications to its compensation arrangements with non-employee directors, effective as of October 2, 2005. The modifications are as follows: (i) the annual cash compensation paid to outside directors that are not affiliated with Heartland Industrials Partners, the Company’s principal stockholder, will be increased to $75,000 from $50,000, and (ii) the Chairman of the Audit Committee of the Company’s Board of Directors will receive an additional annual fee of $25,000.

Also, as previously disclosed in the Company’s Definitive Proxy Statement filed April 20, 2005, in February 2005 the Company’s Compensation Committee approved the payment of a one-time bonus to Mr. Marshall Cohen, an independent member of the Company’s Board of Directors. Pursuant to the terms of the bonus award, Mr. Cohen had the option to elect to receive a cash bonus of $75,000 or an equivalently valued stock option grant. Mr. Cohen has indicated that his election is to receive the cash bonus. Therefore, on October 7, 2005, the Company’s Board of Directors ratified and approved a one-time bonus payment of $75,000 to Mr. Cohen, payable immediately.

Item 8.01 Other Events.

On October 7, 2005, the Company’s Board of Directors appointed J. Michael Losh, currently a member of the Company’s Audit Committee, to serve as Chairman of the Audit Committee.

On October 7, 2005, the Company’s Board of Directors appointed Daniel P. Tredwell, currently a member of the Company’s Compensation Committee, to serve as Chairman of the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 12, 2005

METALDYNE CORPORATION By: /s/ Jeffrey M. Stafeil Name: Jeffrey M. Stafeil Title: Executive Vice President and Chief Financial Officer